FORM OF RULE 18f-3 MULTI-CLASS PLAN

                              CORTLAND TRUST, INC.

                    RULE 18f-3 MULTI-CLASS PLAN (as amended)

     I. Introduction.

     Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares of the underlying investment funds of Cortland Trust, Inc. (the "Trust") that issues multiple classes of shares (the "Multi-Class Funds"). In addition, this Rule 18f-3 Multi-Class Plan (the "Plan") sets forth the distribution arrangements, exchange privileges and other shareholder services of each class of shares in the Multi-Class Funds.

     The Trust is an open-end series investment company registered under the 1940 Act and the shares of which are registered on Form N-1A under the Securities Act of 1933 (Registration No. 2-94935). Upon the effective date of this Plan, the Trust hereby elects to offer multiple classes of shares in the Multi-Class Funds pursuant to the provisions of Rule 18f-3 and this Plan.

     The Trust currently consists of the following three separate Funds: the Cortland General Money Market Fund, the U.S. Government Fund and the Municipal Money Market Fund.

     The Cortland General Money Market Fund, the U.S. Government Fund and the Municipal Money Market Fund are each authorized to issue separate classes of shares representing interests in the same underlying portfolio of assets of the respective Fund.

     II. Allocation of Expenses.

     Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each class of shares in a Multi-Class Fund any fees and expenses incurred by the Trust in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1. In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses to a particular class of shares in a single Multi-Class Fund:

     (i) fees of the Directors who are not "interested persons" of the Trust and the travel and related expenses of the Directors incident to their attending shareholders', directors' and committee meetings pertaining to such class of shares; and
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     (ii) extraordinary expenses, including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto pertaining to such class of shares.

     The initial determination of the class expenses that will be allocated by the Trust to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Directors and approved by a vote of the Directors of the Trust, including a majority of the Directors who are not "interested persons" of the Trust. The Directors will monitor conflicts of interest among the classes and agree to take any action necessary to eliminate conflicts.

     Income, realized and unrealized capital gains and losses, and any expenses of a Multi-Class Fund not allocated to a particular class of such Fund pursuant to this Plan shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

     The Manager and the Distributor may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross subsidization between the classes.

     III. Class Arrangements.

     The following summarizes the Rule 12b-1 distribution fees, exchange privileges and other shareholder services applicable to each class of shares of the Multi-Class Funds. Additional details regarding such fees and services are set forth in each Fund's current Prospectus and Statement of Additional Information.

     A. Cortland General Money Market Fund Class, U.S. Government Fund Class and Municipal Money Market Fund Class ("Cortland Class Shares")

          1. Rule 12b-1 Distribution Fees: 0.25% per annum of the average daily net assets.

          2. Exchange Privileges: Subject to restrictions and conditions set forth in Cortland's Prospectus, may be exchanged for Cortland Class Shares of any other Fund.

          3. Other Shareholder Services: As provided in the Prospectus. Services do not differ from those applicable to Live Oak Class Shares.

     B. Live Oak General Money Market Fund Class, Live Oak U.S. Government Fund Class and Live Oak Municipal Money Market Fund Class ("Live Oak Class Shares").

          1. Rule 12b-1 Distribution Fees: 0.20% per annum of the average daily net assets.
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          2.   Exchange Privileges: Subject to restrictions and conditions set forth in the Live Oak Money Market Shares Prospectus, may be exchanged for Live Oak Class Shares of any other Fund.

          3. Other Shareholder Services: As provided in the Prospectus. Services do not differ from those applicable to Cortland Class Shares.

     C.   Pilgrim America Shares

          1. Rule 12b-1 Distribution Fees: 0.25% per annum of the average daily net assets;

          2. Exchange Privileges: Subject to restrictions and conditions set forth in the Pilgrim America Shares Prospectus, may be exchanged for shares of funds in the Pilgrim America Group.

          3. Other Shareholder Services: As provided in the Pilgrim America Shares Prospectus, services differ from those applicable to Cortland Class Shares and Live Oak Class Shares.

     D.   MetLife Money Market Fund Class ("MetLife" Money Market Fund Shares").

          1. Rule 12b-1 Distribution Fees: ____% per annum of the average daily net assets.

          2.   Exchange Privileges: None.

          3. Other Shareholder Services: As provided in the Prospectus. Services do not differ from those applicable to Cortland Class Shares.

     E. MetLife Premiere Money Market Fund Class ("MetLife Premiere Money Market Fund Shares").

          1. Rule 12b-1 Distribution Fees: ____% per annum of the average daily net assets.

          2.   Exchange Privileges: None.

          3. Other Shareholder Services: As provided in the Prospectus. Services do not differ from those applicable to Cortland Class Shares.
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     IV. Board Review.

     The Board of Directors of the Trust shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board of Directors, including a majority of the Directors that are not "interested persons" of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of a Multi-Class Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Directors shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of fees could be considered a cross-subsidization of one class by another, and other potential conflicts of interest between classes.

     In making its initial determination to approve this Plan, the Directors have focused on, among other things, the relationship between or among the classes and has examined potential conflicts of interest among classes (including those potentially involving a cross-subsidization between classes) regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board has evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate such factors as well as any others deemed necessary by the Board.


Amendment adopted effective June            , 2002